Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Agreement”) is entered into this 4th day of January, 2018 by and between Akari Therapeutics, Plc. (the “Company”) and Robert Shaw (the “Executive”).

WHEREAS, the Executive was employed as the General Counsel and Secretary of the Company pursuant to an employment agreement entered into between the Executive and the Company, dated March 23, 2016, as amended on February 15, 2017 and August 2, 2017 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company have decided to terminate Executive’s employment relationship with the Company.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, the Executive and the Company, intending to be legally bound, agree as follows:

1.       Termination.

1.1.        The Executive’s employment with the Company and all position(s) as an officer, employee, manager and in any other capacity with the Company and each of its affiliates (including, without limitation, his position as General Counsel, Chief Legal Officer, Chief Compliance Officer and Secretary of the Company, as well as the head of governance, intellectual property and information technology) terminated effective December 4, 2017, (the “Separation Date”), and all benefits and perquisites of employment ceased as of the Separation Date (except as otherwise specifically provided herein). Executive shall execute any documentation necessary to effectuate the termination of his positions as required by the Company.

1.2.        The Employment Agreement shall terminate as of the Separation Date; provided, however, that the parties acknowledge and agree that Sections 3(g), 5, 6, 7 and 8 of the Employment Agreement are hereby incorporated by reference and shall continue to apply in accordance with their terms.

1.3.        Notwithstanding anything to the contrary contained herein, the Company shall compensate the Executive with (a) biweekly payments equivalent in amount and subject to the same terms as if he had remained an employee earning base salary during the period of time from December 4, 2017 through January 3, 2018; and (b) the employer portion of health insurance as if he had remained employed through January 3, 2018. Executive acknowledges he received such payments through January 3, 2018.

1.4.        The Executive acknowledges and agrees that, to the extent unpaid, he is entitled to receive any earned but unpaid base salary and accrued but unused vacation time, and to be reimbursed for any incurred but unreimbursed business expenses (to the extent reimbursable in accordance with Company policy), in each case, through the Separation Date payable in accordance with Company policy, and that all other payments and all other benefits due to the Executive from the Company or any of its Affiliates (as defined in the Employment Agreement) on or after the Separation Date shall be determined under this Agreement. The Executive acknowledges and agrees that, except as stated in this Agreement, he is not entitled to any further payments or benefits from the Company or any of its Affiliates, whether in connection with his employment or otherwise. The obligations assumed by the Company in Section 2 of this Agreement reflect consideration provided to Executive over and above anything of value to which Executive already is entitled, and Executive acknowledges and agrees that no other sums or amounts are or will be due or owing to him and expressly waives any rights or claims to additional sums, amounts, privileges, or benefits not expressly provided for in this Agreement, whether written, oral, express or implied.

EXECUTION VERSION

1.5.        In accordance with the terms of the Akari Therapeutics, PLC Amended and Restated 2014 Equity Incentive Plan (the “Plan”) and the stock options granted to Executive thereunder (the “Options”), (i) 2,925,000 Options were unvested as of the Separation Date and shall be forfeited immediately upon the Separation Date with no compensation or other payment due to Executive and (ii) Executive shall have until three (3) months after the Separation Date to exercise the remaining 675,000 Options that were vested as of the Separation Date, and if not exercised by such date, such Options shall be immediately forfeited on such date with no compensation or other payment due to Executive. Other than as stated herein, the Options shall be governed by the Plan and the grant documents thereunder.

1.6.        Executive represents that as of the date of this Agreement, he has returned to the Company all property of the Company or any of its affiliates and all other items containing confidential or proprietary information regarding the Company or any of its affiliates in his possession or under his control and has not retained any copies of any of the foregoing. Executive also represents and warrants that he has not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media, in the “cloud,” or otherwise), and that Executive will disclose to the Company all passwords necessary or desirable to enable the Company to access all Company information which Executive has password-protected on any of its computer equipment or on its computer network or system. Unless instructed by the Company consistent with his obligations to ensure a smooth transition of Executive’s roles, Executive will not attempt to access and will not access the Company’s physical premises or any electronic system maintained by the Company or its affiliates (whether or not such system is owned or employed by the Company pursuant to contract or otherwise).

2.       Separation Benefits. Provided that the Executive executes this Agreement within sixty days subsequent to the Separation Date and does not revoke this Agreement as provided herein, the Company shall (i) pay as severance pay to the Executive, an amount equal to $445,200.00; (ii) pay an amount equal to $10,827.12 (an amount equal to the Company's share of the premium paid for Executive while Executive was an active employee for medical insurance coverage under the Company's health care plan for a period of twelve (12) months following the Separation Date) (in both cases less applicable tax withholdings and deductions); and (iii) subject to the approval of the Administrator in accordance with its policies and procedures as provided in the 2014 Incentive Plan (the “Plan”), the Company shall modify the terms of the outstanding option agreements granted to you on March 23, 2016, and September 1, 2017 (the “Option Agreements”) such that each tranche of unvested options in the Option Agreements will continue to vest on the same schedule through September 23, 2018, notwithstanding any language in the Option Agreements or the Plan to the contrary; provided, however, that any unvested options which are permitted to continue to vest under this Section 2, (whether unvested or vested and unexercised) shall void and be of no further value in the event you breach this Agreement or any other agreement between the parties. (the items in clauses (i), (ii), and (iii), collectively, the “Severance Benefit”). The Severance Benefit with respect to (i) and (ii) shall be paid in substantially equal installments in accordance with the Company’s payroll practices (as in effect from time to time) during the one-year period immediately following the Separation Date commencing on the first payroll date following the date on which the release of claims becomes effective. Executive specifically acknowledges and agrees that but for signing this Agreement and the consideration thereunder, including without limitation Section 3, the Executive would not be entitled to receive the Severance Benefit. The Executive further acknowledges and agrees that he has abided by the Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement with the Company, dated as of February 4, 2016 (the “Restrictive Covenant Agreement”), the terms of which are incorporated herein; provided, however, that the Company hereby waives section 5.1.1 through 5.1.3 of the Restrictive Covenant Agreement as of the Effective Date of this Agreement.

EXECUTION VERSION

2.1       If previously enrolled in the Company’s health and welfare plans, Executive and any eligible dependents will be eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) for coverage effective on the Separation Date. Details about specific plan coverages, electing COBRA coverage, premium rates, conversion and distribution eligibility will be provided separately.

2.2       All payments under this Agreement are intended to be exempt from (or in the alternative to comply with) Internal Revenue Code Section 409A (409A). This Agreement will be construed and interpreted to avoid taxes or penalties under 409A.

2.3       The Company has, as of the date hereof, made payment to the Executive for any accrued but unused vacation days.

2.4       The Company will also pay any remaining amounts owed to AT&T for the equipment Executive used for Company business, as well as all bills from AT&T for usage of that equipment through the Separation Date.

2.5      The Company agrees to allow Executive to retain the HP laptop computer that the Company purchased for Executive (the “Laptop”); provided, however, that Executive must provide the Laptop to the Company as soon as practicable so that the Company can ensure that any Company documents and/or information contained therein is preserved by the Company and thereafter removed from the Laptop.

Release. In exchange for the Severance Benefit, Executive hereby releases and discharges the Company and any of its Affiliates (as defined in the Employment Agreement) and (to the extent different), each of their partners, members, managers, officers, directors, each of their subsidiaries’, and subsidiaries’ officers, directors, members, managers, partners, employees, representatives, agents, benefit plans and parent companies (collectively, the “Released Parties”, and each a “Released Party”) from any and all claims, demands or liabilities whatsoever, whether known or unknown or suspected to exist by Executive, which Executive ever had or may now have against any Released Party, arising at any time in any jurisdiction from the beginning of time to the date Executive signs this Agreement, including, without limitation, any claims, demands or liabilities in connection with Executive’s employment with any Released Party or the termination thereof, including wrongful termination, constructive discharge, breach of express or implied contract, tort, unpaid wages, benefits, attorney’s fees or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting discrimination or retaliation or less favorable treatment on any grounds including, inter alia, age, race, color, sex, national origin, religion, handicap, veteran status, disability or whistleblowing, including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act of 2008, the Uniformed Services Employment and Reemployment Rights Act, Fair Labor Standards Act, Family Leave and Medical Act, Employee Retirement Income Security Act of 1974 (except for any vested benefits under any qualified benefit plan), Immigration Reform and Control Act, Worker Adjustment and Retraining Notification Act, Fair Credit Reporting Act, Equal Pay Act, the Americans with Disabilities Act of 1990, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers' Compensation Law, the New York Whistleblower Law, and the New York City Human Rights Law. This Agreement does not waive rights or claims that may arise after the date Executive signs this Agreement. Executive fully understands that if any fact with respect to which this Agreement is executed is found hereafter to be other than or different from the facts in that connection believed by Executive to be true, Executive expressly accepts and assumes the risk of such possible difference in fact and agrees that the release set forth herein shall be and remain effective notwithstanding such difference in fact. Executive acknowledges and agrees that no consideration other than the Severance Benefit has been or will be paid or furnished by any Released Party. Notwithstanding any of the foregoing, nothing in this Agreement shall be construed to waive, release, or impair Executive from (i) collecting any amounts due to Executive under any 401(k) benefits plan, (ii) enforcing Executive’s rights under this Agreement; (iii) enforcing Executive’s rights to indemnification or (iv) applying for statutory unemployment benefits, statutory disability benefits, or workers' compensation (the “Excluded Claims”).

EXECUTION VERSION

3.        Covenant Not to Sue. Executive represents and agrees that Executive has not filed any claim, charge, allegation, or complaint for monetary damages, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Released Party in any manner, including without limitation, any Released Party’s business or employment practices. Executive covenants and agrees never, individually or with any person or entity or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Released Party any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of the general release of claims contained in Section 3 of this Agreement (the “Release”) or is in connection with Executive’s employment or service with any Released Party or the termination thereof, excluding the Excluded Claims. If Executive takes any action to commence, aid in any way, prosecute or cause to permit to be commenced or prosecuted any action or proceeding against the Released Party that is the subject of the Release or is in connection with Executive’s employment or service with any Released Party or the termination thereof, excluding the Excluded Claims, or Executive materially breaches this Agreement and does not cure such breach within 30 days of written notice from Company thereof, the Company’s obligation to provide the Severance Benefit shall immediately cease and, promptly after the date of any such breach or action, Executive must repay to the Company any portion of the Severance Benefit paid prior to such breach, save $1.00 (the “Repayment Amount”), which amount must be paid within fourteen days of such breach. In the event he is obligated to make the Repayment Amount, Executive agrees that the remaining provisions of this Agreement shall remain in full force and effect. Executive also agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those claims. Notwithstanding the foregoing, nothing in this Agreement precludes Executive from challenging the validity of the Release under the requirements imposed by the Age Discrimination in Employment Act (“ADEA”), and Executive shall not be responsible for reimbursing the attorneys’ fees and costs of any Released Party in connection with a challenge under the ADEA to the validity of the Release. However, Executive acknowledges that the Release applies to all claims that he has under the ADEA, and that unless the Release is held to be invalid, all such ADEA claims shall be extinguished. Neither the Release nor anything else in this Agreement limits Executive’s rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency), provide truthful information to an agency, or otherwise participate in an agency investigation or other administrative proceeding. However, Executive gives up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings. Nothing in this Agreement prohibits Executive from reporting, without any prior authorization from or notification to the Company, possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulation, or receiving an award in connection therewith. For the sake of clarity and notwithstanding anything in this Separation Agreement to the contrary, no provision of this Separation Agreement shall be construed or enforced in a manner that would limit or restrict Executive from exercising any legally protected whistleblower rights (including, without limitation, pursuant to Rule 21F under the Securities Exchange Act of 1934)

4. Cooperation. Executive agrees that he will cooperate with the Company and/or any Released Party and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which he was involved or of which he has knowledge. Such cooperation includes, but not limited to, the execution of truthful affidavits or documents, testifying truthfully, or providing truthful information requested by the Company. Executive shall, upon the presentation of such evidence of costs incurred, be reimbursed any reasonable out of pocket travel, meal or lodging costs incurred as a result of such cooperation. Should Executive believe a conflict of interest exists in connection with the aforementioned cooperation, Executive shall notify the Company of same, and if agreed by the Company in writing, the Company may, in its discretion, allow Executive to select alternative counsel and the Company shall, in such event, pay that counsel directly, in all cases provided the Company’s then-current indemnification and D&O policy so permits such payment. Executive further agrees that in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to his employment by the Company and/or its affiliates, Executive will give prompt notice of such request to the General Counsel of the Company (or his successor or designee) at 24 West 40th Street, 8th Floor, New York, New York, and will make no disclosure until the Company and/or such affiliates have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

EXECUTION VERSION

5. Non-Disparagement. Executive agrees that he will not disparage or encourage or induce others to disparage any of the Released Parties. For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to any third party inclusive of the press and/or media, whether true or not, which would adversely affect in any manner (i) the conduct of the business of any of the Released Parties, including, without limitation, any business plans or prospects) or (ii) the business reputation of the Released Parties. The Company shall instruct its executive officers and board members as of the Separation Date not to disparage the Executive. Nothing in this paragraph or this Agreement shall preclude Executive, the Company, or any individual acting on behalf of the Company from responding truthfully to a valid subpoena, making any statement or taking any action in the context of litigation, cooperating with a governmental agency in connection with any investigation it is conducting, complying with any requirement or obligation imposed by governmental agency or regulatory authority, or taking any action otherwise required or permitted by law. Executive Chairman Ray Prudo agrees to provide Executive with a signed reference letter within thirty (30) days of the date that this Agreement is executed by Executive.

6. Defend Trade Secret Act of 2016 Notice. Executive understands that under the Defend Trade Secret Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law (including the Defend Trade Secrets Act of 2016) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive also will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7. Executive's Personal Information. To the extent the Company discovers purely personal information belonging to Executive on any Company equipment, the Company shall delete and not use any such information, provided such deletion and nonuse is consistent with regulatory or applicable litigation obligations of the Company.

8. Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands this Agreement. Executive acknowledges that Executive has not relied on any statement, written or oral, which is not set forth in this Agreement. Executive is hereby advised to consult with an attorney of his choice prior to executing this Agreement. Executive acknowledges that he has been provided a period of at least twenty-one (21) days from the date he received this Agreement to consider whether to sign it, and that he may revoke his execution of this Agreement for a period of seven (7) days after the date he signs it as provided below. Changes to this Agreement, whether material or non-material, shall not restart the aforementioned twenty-one (21)-day period. Executive acknowledges that Executive is not waiving or releasing any rights or claims that may arise after the date of execution of this Agreement; that Executive is releasing claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act; and that Executive executes this Agreement in exchange for monies in addition to those to which Executive is already entitled. Executive enters into this Agreement knowingly, willingly and voluntarily in exchange for the Severance Benefit, and has had an adequate opportunity to make whatever investigation or inquiry Executive needed.

EXECUTION VERSION

9. Revocation. Executive may revoke this Agreement if he does so within seven (7) days following his signing this Agreement. Notice of revocation must be provided in writing to the Company no later than the seventh day following the execution of this Agreement. This Agreement becomes effective on the day immediately following the expiration of the seven (7) day revocation period, if Executive does not revoke his approval of this Agreement. In the event that Executive does not accept this Agreement in the required time frames, if the Executive revokes this Agreement as provided in this Section 9, this Agreement, including but not limited to the obligation of the Company to provide the payment(s) and benefits, shall be deemed automatically null and void.

10. Complete Agreement; Inconsistencies. This Agreement constitutes the complete and entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth herein. For the avoidance of doubt, this Agreement shall not supersede or modify the terms of the Restrictive Covenant Agreement, which shall remain in full force and effect following the execution of this Agreement.

11. No Strict Construction; Interpretation. The language used in this Agreement will be deemed to be the language mutually chosen by the parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any party. Any use of the term “including” or “include” in this Agreement shall be interpreted to mean “including, without limitation,” or “include, without limitation,” as the case may be.

12. No Admission of Liability. Nothing herein will be deemed or construed to represent an admission by the Company or the other Released Parties of any violation of law or other wrongdoing of any kind whatsoever.

13. Third Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties and Released Parties hereunder. Except and to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third party beneficiary hereof.

14. Governing Law; Venue. New York law shall govern the interpretation of this Agreement. Any suit arising out of or relating to this Agreement, Executive’s employment with any Employer Affiliate or the termination thereof must be filed in New York, New York which the parties agree is the sole county of proper venue for such suits; the parties each consent to personal jurisdiction in New York, New York. The appropriate state or federal courts located in New York, New York shall also be the sole courts to have subject-matter and personal jurisdiction over all matters arising under or relating to this Agreement, Executive’s employment with any Employer Affiliate or the termination thereof, and shall be the proper forums in which to adjudicate such matters. Executive further acknowledges that Section 6.1 of the Restrictive Covenant Agreement (as to injunctive relief) shall be applicable to Sections 5 and 6 of this Agreement. In the event of a dispute regarding breach or enforcement of this Agreement resolved by a final judgment, the prevailing party (whether plaintiff or defendant in the dispute) shall be entitled to recover its reasonable legal fees and costs of suit.

EXECUTION VERSION

15. Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION THEREOF SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

16. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will otherwise remain in full force and effect.

17. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement. Facsimile or electronic transmission of the executed version of this Agreement or any counterpart hereof shall have the same force and effect as the original.

18. Successors and Assigns. The parties’ obligations hereunder will be binding upon their successors and assigns. The parties’ rights and the rights of the other Released Parties will inure to the benefit of, and be enforceable by, any of the parties’ and Released Parties’ respective successors and permitted assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. The Executive may not assign any of his rights or obligations under this Agreement.

19. Amendments and Waivers. No amendment to or waiver of this Agreement or any of its terms will be binding upon any party unless consented to in writing by such Party.

20. Headings. The headings of the sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

EXECUTION VERSION

/s/ Robert Shaw	26 January 2018
Robert Shaw	Date

AKARI THERAPEUTICS PLC

/s/ David Solomon

David Solomon

Chief Executive Officer

Address: